Exhibit 10.14

SUB-LEASE AGREEMENT

MAGP INOVAÇÃO, S.A., with registered office at Rua da Fábrica, s/n, Sabugo, 2715-376 Almargem do Bispo, municipality of Sintra, registered with the Commercial Registry Office and with the Tax Authorities under number 510597270, with the share capital of €100,000.00, represented by Pedro Falcão e Cunha and Jaime Ferreira da Silva, in their capacity of directors, with powers for this act (the “Tenant”), and

FUSION WELCOME - FUEL, S.A. with registered office at Rua da Fábrica, s/n, Sabugo, 2715-376 Almargem do Bispo, municipality of Sintra, registered with the Commercial Registry Office and with the Tax Authorities under number 514909439, with the share capital of €50.000,00, represented by João Lopes Teixeira Wahnon and Frederico Figueira de Chaves, in their capacity as directors, with powers for this act (the “Sub-Tenant”).

MAGP INOVAÇÃO, S.A. and FUSION WELCOME- FUEL, S.A. shall be referred to, jointly, as the “Parties”, and, individually, where applicable, as the “Party”.

WHEREAS:

A.	The Tenant entered into a lease agreement (the “Lease Agreement”) with Siemens, S.A. (the “Landlord”) on June 27, 2016, under the terms of which it became the rightful lessee of the urban property composed by several factory buildings, patio and annexes, designated as “Siemens – Sabugo”, located in Rua da Fábrica, s/n, Sabugo, parish of Almargem do Bispo, municipality of Sintra, registered with the Land Registry Office of Sintra under no. 2114 and registered with the Tax Department under no. 9082, parish of Almargem do Bispo, hereinafter referred to as the “Property”;

B.	The Tenant intends to sublease to the Subtenant a parcel of the Property, including office space and industrial facilities, as further depicted in Schedule 2, on an “as is” basis in the exact conditions as it currently stands;

C.	The Subtenant is a recently incorporated company dedicated to research and investigation activities in the field of renewable energies which is currently under a financing process and under negotiations aiming the entrance of new investors in the company;

D.	The Subtenant business plan which can implemented once the investment is concluded involves the hiring of new employees and the expansion of R&D and production facilities;

NOW, THEREFORE, the parties have entered into this Sub-Lease Agreement (the “Lease Agreement”), subject to the recitals above and the following clauses:

1.	Object

Subject to the terms and conditions of this Agreement, the Tenant hereby subleases to the Subtenant, who takes the sublease, a parcel of the Propery further depicted in Schedule 2 (hereinafter the “Subleased Property”).

2.	Permitted use

2.1	The Property is exclusively destined to be used by the Subtenant for office space, R&D and production facilities, no other use being allowed without prior written authorization from the Tenant.

2.2	Subtenant shall obtain, bearing all costs and expenses, all the permits and administrative authorizations and perform any acts or communications that may be required or convenient to undertake its activity in the Subleased Property, notably activity license and commercial license. The Subtenant shall hold the Tenant harmless against issue that may be raised by any public or private entity related with the Subtenant’s use of the Property or with the performance of Subtenant’s activity in the Subleased Property.

3.	Term and Termination

3.1.	The Sublease Agreement shall be executed for a fixed term of 3 (three) years (the “Term”).

3.2.	At the end of the fixed term referred above, the Sublease Agreement shall be automatically renewed for another period of 3 (three) years, if none of the Parties notify the other in writing with at least 60 (sixty) days advance from the Term the intention of not to renew it.

4.	Rent and Deposit

4.1.	The monthly rent due in consideration for this sublease is of €5,60 (five euros and sixty cents) per square meters of the office space (including lab facilities) and €2,20 (two euros and twenty cents) per square meter of the industrial facilities. Considering that the occupied area will be 1.184m2 it corresponds to a rent of €6.630,4 plus €800 from parking plots.

4.2.	The monthly rent will be reviewed each year according to the legal coefficient for the update of commercial lease rents published in the Official Gazette, being the first rent review applicable on the date of the first anniversary of this Agreement, and the following in each subsequent anniversary of this Agreement. The monthly rent shall only be reviewed to the extent the applicable coefficient determines an increase of the rent.

4.3.	The monthly rent shall be paid in advance, on the first working day of the month prior to which the monthly rent refers to, by bank transfer to the Tenant’s bank account which bank details shall be referred in the Sublease Agreement.

4.4.	On the date of execution of the Sublease Agreement, and upon handover of the Subleased Property, the Subtenant pays to the Tenant an amount corresponding to the rents due in consideration for 2 (two) months. The following rents shall be paid pursuant to 4.3 above.

4.5.	To secure the compliance with its obligations under the Sublease Agreement, the Subtenant shall deliver to the Tenant on the date of execution of the Sublease Agreement a deposit in an amount, corresponding to 3 (three) monthly rents plus the shared service cost as per clause 5. below.

5.	Shared Service Costs

5.1.	The following shared costs will be split evenly between both Parties:

a)	Security and concierge service at the amount of €5.800;

b)	Health and safety at work at the amount of €500;

c)	Cleaning team at the amount of €2.000;

d)	Maintenance expenses of the building at the amount of €2.000;

e)	Water at the amount of €300;

f)	Electricity at the amount of €1.800;

g)	Contamination area and health care at the amount of €1.000.

5.2.	Resulting from above the total of shared costs will be €15.400 and will be evenly split by Parties so each one will bear the cost of €7.700. The Subtenant shall pay this amount to the Tenant along with the rent.

6.	Maintenance

6.1	The Subtenant shall undertake to maintain the Subleased Property in full repair condition, except for the normal wear and tear, so has to return the Subleased Property in good maintenance conditions at the end of the Sublease Agreement.

6.2	The Subtenant shall be liable to execute, bearing the respective costs, all the ordinary maintenance related with the activity developed by the Subtenant in the Subleased Property and for and the repair works that may be needed as a consequence of any misuse of the Subleased Property by the Subtenant (namely the works related with floors, ceilings, painting, windows, as well as air conditioning equipment). The Subtenant shall also be liable to execute. bearing the respective costs, all the works , as well as to execute all works required by law, by public entities or for the purposes of the Sublease Agreement, notably, but without limitation to, those related with sewage and electrical installations, floors, roofs ceilings, painting (inside and outside the Property), windows, as well as air conditioning equipment.

7.	Works and Improvements in the Property

7.1	The Subleased Property shall be subleased in its condition as at the date of execution of the Sublease Agreement, conditions that the Subtenant shall declare to acknowledge, accept and deem as suitable for the intended purposes.

7.2	All works and improvements to be executed in the Subleased Property are subject to prior written authorization in writing from the Tenant.

7.3	Together with the authorization request for any intended works, the Subtenant shall send to the Tenant the description, projects and all other documents required to allow the Tenant to analyze the authorization request.

7.4	As regards any works to be performed in the Subleased Property by the Subtenant, Subtenant shall, bearing all respective costs, obtain all licenses and administrative authorizations, as well as to perform all such required communications that may be required to perform the works in the Subleased Property (before initiating the works).

7.5	Subtenant shall hold the Tenant harmless against any damages or liabilities arising from the performance of such works.

7.6	Upon termination of the Agreement, without prejudice to the Subtenant´s right to remove all the equipment that are not fixtures and that may be removed without damaging the Property (such removal may only take place to the extent the Subtenant is not in arrears of any payments due to the Tenant or in debt of any amounts towards the same), the Tenant may opt to (i) demand that all the works and improvements shall be deemed as part of the Property; or (ii) demand that the Subtenant removes all works and improvements made in the Property, in order to reinstate it to its conditions as of the initial date. In any case, in no event will the Subtenant be entitled to receive any compensation or to exercise any retention right or any other right in relation with any such works and improvements performed by the Subtenant in the Subleased Property.

8.	Restrictions to the use of the Property

The Subtenant may not keep in the Property any dangerous or hazardous materials, notably, inflammable materials, fuel materials or explosive materials that may endanger the Subleased Property, the Property in which the same is inserted in or the adjacent properties.

9.	Inspections to the Property

The Tenant is entitled to perform inspections and surveys to the Subleased Property at any time, provided it notifies the Subtenant with a prior notice in writing of at least 3 (three) days. In case of emergency, if it proves not to be possible to grant a 3 (three) days prior notice.

10.	Assignment of contractual position and/or of the use of the Subleased Property

10.1	The Subtenant is not entitled to assign its contractual position in the present Agreement without prior written authorization from the Tenant.

10.2	The Subtenant is not entitled to assign the use of the Subleased Property, totally or partially, definitively or temporarily, free of charges or not, including by means of sub-lease agreements, without prior written authorization from the Tenant.

11.	Insurances

11.1	The Subtenant shall be liable for any and all risks related with the activity developed in the Subleased Property, as well as it is directly and exclusively liable for any damages caused to third parties related with their activity.

11.2	The Subtenant shall hire with a tier 1 insurance company the insurance policies required to cover civil liability arising from the use and from the performance of works in the Subleased Property and to cover all the products and material existing in the Subleased Property.

11.3	Subtenant will provide the Tenant with a certificate of its insurance policy on the date of execution of the Sublease Agreement and, at any time, at Tenant’s request.

12.	Return of the Property - Reinstatement

12.1	At the end of Agreement, the Subtenant shall return the Property up until the term of the Sublease Agreement, completely empty of mobile goods and unoccupied, and in good maintenance, use and cleaning conditions.

12.2	If the Subleased Property is not promptly returned at the end of the Sublease Agreement, the Subtenant shall pay to the Tenant, as compensation, an amount corresponding to twice the rent due pursuant to the Sublease Agreement, without prejudice to Tenant’s right to be indemnified from the exceeding damage, if applicable.

13.	Communications

13.1	All communications to be executed in connection with this Promissory Agreement shall be made in writing, and sent by means of registered letter or email (being deemed as received on the date of the receipt) or delivered by hand (being deemed as received on the date of its receipt).

13.2	For the purposes of the communications to be executed in connection with this Agreement, the following addresses are applicable:

Tenant:

MAGP INOVAÇÃO, S.A.

Att: Jaime Ferreira da Silva

Rua da Fábrica, s/n, Sabugo, 2715-376 Almargem do Bispo

Portugal

Email: Jaime.silva@fusion-fuel.eu

FUSION WELCOME - FUEL, S.A.

Att: João Lopes Teixeira Wahnon

Rua da Fábrica, s/n, Sabugo, 2715-376 Almargem do Bispo

Portugal

Email: jwahnon@fusion-fuel.eu

13.3	While this Agreement is in force, any modifications to the above mentioned addresses shall be communicated to the counterparty, in writing and pursuant the terms of this clause, with a minimum prior notice of 30 (thirty) days.

14.	Entire agreement and severability

14.1	This Agreement and its Schedules represent the entire agreement and understanding of the Parties with regard to the subject matter of this Agreement. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the Parties relating to the subject matter hereof.

14.2	All modifications to this Agreement or to the respective Schedules, as well as any amendment that the Parties may intend to execute, shall be made in writing and signed by both Parties.

15.	Applicable Law and Jurisdiction

15.1	The Agreement was construed and is governed by the Portuguese legislation.

15.2	Any disputes arising of the interpretation or execution of this Agreement shall be settled by the court of Lisbon.

IN WITNESS WHEREOF, the Parties have signed this Promissory Agreement in two counterparts, which shall together constitute one agreement.

In Lisbon, on September 25th, 2020

On behalf of MAGP INOVAÇÃO, S.A.

/s/ Pedro Falcão e Cunha
Name: Pedro Falcão e Cunha
Capacity: Director

/s/ Jaime Ferreira da Silva
Name: Jaime Ferreira da Silva
Capacity: Director

On behalf of FUSION WELCOME - FUEL, S.A.

/s/ João Lopes Teixeira Wahnon
Name: João Lopes Teixeira Wahnon
Capacity: Director

/s/ Frederico Figueira de Chaves
Name: Frederico Figueira de Chaves
Capacity: Director